Exhibit 99.3

Popular Bank Implements Branch Realignment in the New York Metro Region to Enhance Focus

on Communities and Small Business Support

SAN JUAN, Puerto Rico – October 28, 2020 – Popular, Inc. (“Popular”) (NASDAQ: BPOP), bank holding company of Popular Bank, today announced Popular Bank’s strategic realignment of its New York Metro branch network. As part of the realignment, select branches of Popular Bank will be consolidated, resulting in 11 branch closures.

Popular Bank conducted a detailed review and analysis of its current network, including its usage, proximity to additional Popular Bank branches, the needs of customers and accessibility to supplemental services. The branch closures, which are expected to be completed simultaneously by January 29, 2021, are projected to reduce annual operating expenses by approximately $13 million.

“Popular is committed to meeting the needs of our customers and communities, guided by our 127-year legacy. This realignment in our New York Metro market is consistent with our small business and retail services model in South Florida,” said Popular, Inc. President and CEO Ignacio Alvarez. “We are confident that this repositioning will improve the performance of Popular Bank as we continue to meet the growing and diverse needs of our customers, employees and communities throughout our markets.”

This realignment aims to better leverage resources to support small businesses, meet changing customer needs and reinvest in communities. To this end, it focuses resources on remaining branch locations to pursue local opportunities and deliver banking services and solutions to meet the unique needs of the communities. This initiative will also enable ongoing investments in digital capabilities as Popular Bank continues to meet rising customer adoption of digital service channels. Popular Bank will also bolster and enhance products and services to meet the needs of its consumers and small businesses, including the addition of business bankers to remaining branches to meet commercial and small business banking demand.

“Popular Bank is optimizing its resources to better support the changing customer experience and enhance our offering to consumers and small businesses. Our branch network will continue to play a critical role as we focus resources towards local opportunities and community reinvestment,” said Popular Bank Chief Operating Officer Manuel Chinea. “Over the last several years we have also been working very closely with the not-for-profit sector, providing them financial services in support of their missions. We look forward to continue collaborating actively with this important sector.”

Total expenses associated with the branch closures are anticipated to be approximately $24.5 million, of which $23.1 million are expected to be recognized in the fourth quarter of 2020. The expenses include a pre-tax charge of approximately $2.4 million in costs associated with severance and related benefit costs for the 83 impacted employees. The total cost of the branch consolidations is expected to be earned back through expense reductions in approximately two years.

Popular Bank will maintain a presence in most of its current communities, with 27 branches located throughout New York in Brooklyn, Bronx, Manhattan, and Queens, as well as in northern New Jersey. Of the 11 branches closing, eight are within two miles of another Popular Bank branch. Customers will continue to have access to Popular’s digital banking tools, as well as the 55,000 ATMs within the AllPoint Network1 across the United States. They will also benefit from an enhanced commercial and small business customer experience as Popular Bank reinvests in infrastructure. Popular Bank will continue to provide support to all communities and maintain 65% of its New York metro footprint in low – and moderate-income (LMI) areas.

For more information regarding the branch closures, please visit www.popularbank.com/branch-news.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Popular’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings (including as a result of any participation in and execution of government programs related to the COVID-19 pandemic), new accounting standards on Popular’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic, actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect Popular’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the Securities and Exchange Commission. Our filings are available on Popular’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). Popular assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

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1Popular Bank and its affiliates are not affiliated with ATM National, LLC. Allpoint is a registered Trademark of ATM National, LLC.

Copyright© 2020 Popular Bank. Member FDIC.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo

(212) 417-6721

pcardillo@popular.com

Investor Relations Officer

Media Relations:

Teruca Rullan

(917) 679-3596

teruca.rullan@popular.com

Senior Vice President of Corporate Communications

or

New York Metro

Nicole Siciliano

(631) 806-7742

nsiciliano@popular.com

Corporate Communications Officer